SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Silver Sky Capital, Ltd., of our report dated June 29, 2010 on our audit of the financial statements of Silver Sky Capital, Ltd. as of April 30, 2010, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on February 16, 2010 through April 30, 2010, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

June 30, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351